Exhibit 3.1


                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                         THERMO INSTRUMENT SYSTEMS INC.

  Thermo Instrument Systems Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows: The corporation was originally incorporated under the name "Thermo Scientific Systems Inc." and the date of filing of its original Certificate of Incorporation with the Secretary of the State of Delaware was May 28, 1986. This Restated Certificate of Incorporation restates and integrates all amendments to the Certificate of Incorporation of this corporation, and has been duly adopted by the written consent of the majority stockholder of this corporation in accordance with Sections 228 and 245 of the General Corporation Law of the State of Delaware.

FIRST.   The name of the corporation shall be:

         THERMO INSTRUMENT SYSTEMS INC.

SECOND. Its registered office in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle 19805, and its registered agent at such address is CORPORATION SERVICE COMPANY.

THIRD    The purpose or purposes of the corporation shall be:
         To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH. The total number of shares of stock which the corporation shall have authority to issue is:

         One Hundred Twenty-Five Million (125,000,000) shares, and the par value of each such share is Ten Cents ($.10).

FIFTH. The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

SIXTH. No director shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law
         (i) for breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
         (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article SIXTH shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.


  IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed on behalf of the undersigned corporation by its duly authorized officer
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and attested to by its duly authorized Secretary this 28th day of February,
1994.



                                             THERMO INSTRUMENT SYSTEMS INC.



                                             By:  Arvin H. Smith
                                                  --------------------------
                                                  Arvin H. Smith, President




ATTEST:


By:  Sandra L. Lambert
     ----------------------------
     Sandra L. Lambert, Secretary

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